Exhibit 99.1

News Release For Immediate Release http://www.ball.com	Investor Contact: Ann T. Scott 303-460-3537, ascott@ball.com Media Contact: Scott McCarty 303-460-2103, smccarty@ball.com

Ball Announces Agreement to Sell Plastic
Packaging Business to Amcor; Board Approves
New Stock Repurchase Authorization

Key Points

• Ball has agreed to sell its plastic packaging business for approximately $280 million ($265 million cash at closing and $15 million of contingent consideration).

• The transaction includes five plants employing about 1,000 people, plus associated customer contracts and other related assets.

• Ball also announced a new stock repurchase authorization for up to 12 million shares.

BROOMFIELD, Colo., June 15, 2010 -- Ball Corporation [NYSE:BLL] announced today that it has entered into an agreement to sell its plastic packaging, Americas, business to Amcor Limited for approximately $280 million ($265 million cash at closing and $15 million of contingent consideration). The proceeds are subject to customary closing adjustments. Ball also announced that its board of directors has authorized the repurchase by the company of up to a total of 12 million shares of its common stock. This repurchase authorization replaces all previous authorizations.
The sale of Ball’s plastic packaging business includes five U.S. plants that manufacture polyethylene terephthalate (PET) bottles and preforms and polypropylene bottles, as well as associated customer contracts and other related assets. For the 12 months ended March 28, 2010, the business had sales and adjusted EBIT of approximately $589 million and $10 million, respectively.
The transaction is expected to close during the third quarter of 2010, depending on the timing of regulatory approval. During 2010 the transaction will result in a total after-tax charge of approximately $80 million, composed primarily of the impairment of goodwill associated with the business.
Ball’s plastics business employs approximately 1,000 people and had sales of $635 million in 2009. Manufacturing plants are located in Ames, Iowa; Batavia, Ill.; Bellevue, Ohio; Chino, Calif.; and Delran, N.J.; and research and development operations are based in Broomfield and Westminster, Colo.

Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com        Page 1

Ball Corporation is a supplier of high-quality metal and plastic packaging for beverage, food and household products customers, and of aerospace and other technologies and services, primarily for the U.S. government. Ball Corporation and its subsidiaries employ more than 14,000 people worldwide and reported 2009 sales of more than $7.3 billion. Reconciliation of certain non-GAAP financial measures used in this news release is available on www.ball.com. For the latest Ball news and for other company information, please visit www.ball.com.

Forward-Looking Statements
This release contains “forward-looking” statements concerning future events and financial performance. Words such as “expects,” “anticipates,” “estimates” and similar expressions are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties which could cause actual results to differ materially from those expressed or implied. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key risks and uncertainties are summarized in filings with the Securities and Exchange Commission, including Exhibit 99.2 in our Form 10-K, which are available at our Web site and at www.sec.gov. Factors that might affect our packaging segments include fluctuation in product demand and preferences; availability and cost of raw materials; competitive packaging availability, pricing and substitution; changes in climate and weather; crop yields; competitive activity; failure to achieve anticipated productivity improvements or production cost reductions; mandatory deposit or other restrictive packaging laws; changes in major customer or supplier contracts or loss of a major customer or supplier; and changes in foreign exchange rates or tax rates. Factors that might affect our aerospace segment include: funding, authorization, availability and returns of government and commercial contracts; and delays, extensions and technical uncertainties affecting segment contracts. Factors that might affect the company as a whole include those listed plus: accounting changes; changes in senior management; the current global recession and its effects on liquidity, credit risk, asset values and the economy; successful or unsuccessful acquisitions, joint ventures or divestitures; integration of recently acquired businesses; regulatory action or laws including tax, environmental, health and workplace safety, including in respect of climate change, or chemicals or substances used in raw materials or in the manufacturing process; governmental investigations; technological developments and innovations; goodwill impairment; antitrust, patent and other litigation; strikes; labor cost changes; rates of return projected and earned on assets of the company's defined benefit retirement plans; pension changes; reduced cash flow; interest rates affecting our debt; and changes to unaudited results due to statutory audits or other effects.
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Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com        Page 2